Exhibit 3.713
ARTICLES OF INCORPORATION
OF
PELTIER REAL ESTATE COMPANY
     The undersigned, being of legal age and desiring to form a corporation under the Oregon Business Corporation Act, adopts the following Articles of Incorporation, in duplicate:
ARTICLE I
     The name of the corporation is:
PELTIER REAL ESTATE COMPANY
ARTICLE II
     The duration of the corporation is perpetual.
ARTICLE III
     This corporation is organized for the purpose of engaging in the business of owning and leasing real estate and to engage in any lawful activity for which corporations may be organized under Chapter 57 of the Oregon Revised Statutes.
ARTICLE IV
     The aggregate number of shares which this corporation shall have the authority to issue is 1,000 shares of common stock, $1.00 par value.
     All stock shall be issued under the requirements of Section 1244 of the Internal Revenue Code of 1954, as amended, so as to qualify thereunder as Small Business Corporation stock.
ARTICLE V
     No shareholder of this corporation shall have any

preemptive or other preferential right to subscribe to any shares of any class of stock of this corporation, whether now or hereafter authorized, or to any treasury shares offered for sale by the corporation, or to any obligations convertible into the stock of the corporation, issued or sold, nor any right of subscription to any thereof, other than such, if any, as the Board of Directors, in its discretion from time to time may determine, and at such price as the Board of Directors may from time to time fix, regardless of whether the issue or sale of any such shares shall adversely affect said shareholder’s proportion of voting power.
ARTICLE VI
     No transaction which the corporation may engage in with any officer, director or shareholder, or with any other interested person, or with any affiliated corporation, shall be invalidated or in any way affected merely because of the relationships involved, nor shall such transaction be invalidated or in any way affected merely because such person participated in the decision to enter into such transaction.
ARTICLE VII
     The first Board of Directors shall consist of three members whose names and post office addresses are:

Name	Address
Doris Jean Peltier	6711 S. W. Canyon Road #74 Portland, Oregon 97225

Arlyne A. Dudley	2160 N. W. Johnson #5 Portland, Oregon 97210

Lee Davis Kell	2816 N. E. 19th Portland, Oregon 97212
ARTICLE VIII
     The registered agent of this corporation for service

of process is Lee Davis Kell, whose address is 1107 Commonwealth Building, Portland, Oregon 97204, and said address is the registered office of this corporation.
ARTICLE IX
     The name and post office address of the incorporator is as follows: Lee Davis Kell, 1107 Commonwealth Building, Portland, Oregon 97204.
     I, the undersigned incorporator, declare under penalties of perjury that I have examined the foregoing and to the best of my knowledge and belief, it is true, correct and complete.
     Dated: November 5, 1971.

/s/ Lee Davis Kell

ARTICLES OF AMENDMENT
TO ARTICLES OF INCORPORATION OF
PELTIER REAL ESTATE COMPANY
     1. The name of the corporation is Peltier Real Estate Company.
     2. The amendments adopted to the articles of incorporation are as follows, to add the following articles to the articles of incorporation:
“ARTICLE X. ELIMINATION OF LIABILITY
     “A. To the fullest extent permitted by law, no director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except that this provision shall not eliminate or limit the liability of a director for any of the following:
          “1. Any act or omission occurring before the date this provision becomes effective;
          “2. Any breach of the director’s duty of loyalty to the corporation or its shareholders;
          “3. Acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
          “4. Any distribution to shareholders that is unlawful under the Oregon Business Corporation Act or successor statute; or
          “5. Any transaction from which the director derived an improper personal benefit.
     “B. Without limiting the generality of the foregoing, if the provisions of applicable law are further amended at any time, and from time to time, to authorize corporate action further eliminating the personal liability of directors and officers of the corporation, the liability of directors and officers of the corporation shall be eliminated or limited to the fullest extent permitted by applicable law, as so amended.
     “C. No amendment to or repeal of this Article X, or adoption of any provision of these Articles of Incorporation inconsistent with this Article X, or a change in the law, shall adversely affect any elimination or limitation of liability, or other right or protection, that is based upon this Article X and pertains to any act, conduct, omission, or circumstance that occurred or existed before the amendment, repeal, adoption, or change. No change in the law shall reduce or eliminate the rights and protections set forth in this Article X unless the change in law specifically requires the reduction or elimination. No amendment to or repeal of this Article X shall apply to or have any effect on the liability or alleged liability of any director or officer of the corporation for or with respect to any acts or omissions before the amendment or repeal.”
“ARTICLE XI. INDEMNIFICATION
          “A. The corporation shall indemnify, to the fullest extent permitted by law, any person who is made or threatened to be made a party to, witness in, or otherwise involved in, any action, suit, or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including any action, suit, or proceeding by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation or any of its subsidiaries, or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the corporation or any of its subsidiaries, or served or serves at the request of the corporation as a director or officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust, or other enterprise. Any indemnification provided pursuant to this Article XI shall not be exclusive of any rights to which the person indemnified may otherwise be entitled under any provision of these Articles of Incorporation, the Bylaws, agreement, statute, policy of insurance, or otherwise.
          “B. Indemnification provided under this Article XI shall continue to cover any director or officer after the person ceases to serve in that capacity and shall enure to the benefit of the person’s heirs, personal representatives, and administrators.
          “C. The right to indemnification conferred by this Article XI shall be considered a contract right between the corporation and the person entitled to indemnity under this Article XI.
          “D. In addition to any rights set forth above in this Article XI, the corporation shall advance all reasonable expenses incurred by a director or officer who on behalf of the corporation is party to a proceeding, in advance of the proceeding to the fullest extent required or authorized under the law.”
     3. The date each amendment was adopted is 8/18, 1999.
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     4. The amendments were approved by the shareholders. One thousand shares of the corporation are outstanding, 1,000 votes are entitled to be cast on the amendments, 1,000 votes were cast for the amendments, and no votes were cast against the amendments.

Peltier Real Estate Company
By:	/S/ Gary A. Barton
Gary A. Barton, Vice President

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